Exhibit 99.2
For Immediate News Release
February 1, 2017

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2016 OPERATING RESULTS, 5.2% DIVIDEND INCREASE
AND INITIAL 2017 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2016 was $242,235,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 55.8% to $1.76 for the three months ended December 31, 2016, from $1.13 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2016 increased 6.1% to $2.09 from $1.97 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended December 31, 2016 increased 6.5% to $2.12 from $1.99 for the prior year period.

The increases in the Company's EPS, FFO per share and Core FFO per share were due to an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities for the three months ended December 31, 2016 over the prior year period, partially offset by an increase in interest expense. The increases in EPS and FFO per share were also partially offset by a loss on extinguishment of debt. The change in EPS was also due to an increase in wholly-owned and joint venture real estate sales and related gains, partially offset by an increase in depreciation expense.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter of 2016 to its October 2016 outlook:

Fourth Quarter 2016 Results
Comparison to October 2016 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - October 2016 outlook (1)	$1.80	$2.09	$2.11
Established Community NOI	—	—	—
Other community NOI	0.01	0.01	0.01
Depreciation expense, real estate gains (losses) and other	(0.05)	(0.01)	—
Q4 2016 per share reported results	$1.76	$2.09	$2.12

(1) The mid-point of the Company's October 2016 outlook.

For the year ended December 31, 2016, EPS increased 36.5% to $7.52 from $5.51 for the prior year. For the year ended December 31, 2016, FFO per share increased 2.6% to $8.26 from $8.05 for the prior year. For the year ended December 31, 2016, Core FFO per share increased 8.5% to $8.19 from $7.55 for the prior year.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2016 to its results for the full year 2015:

Full Year 2016 Results
Comparison to Full Year 2015

	Per Share
	EPS	FFO	Core FFO

2015 per share reported results	$5.51	$8.05	$7.55
Established and Redevelopment Community NOI	0.43	0.43	0.43
Other community NOI	0.67	0.67	0.67
Capital markets and transaction activity	(0.62)	(0.62)	(0.38)
Joint venture income and management fees	(0.27)	(0.27)	(0.06)
Expensed acquisition costs, overhead and other	(0.04)	(0.04)	(0.02)
Business interruption and property insurance proceeds, net of impairment	0.10	0.04	—
Gain on sale of real estate and depreciation expense	1.74	—	—
2016 per share reported results	$7.52	$8.26	$8.19

Operating Results for the Three Months Ended December 31, 2016 Compared to the Prior Year Period

For the Company, total revenue increased by $37,400,000, or 7.8%, to $518,240,000. This increase is primarily due to growth in revenue from Development Communities and stabilized operating communities.

For Established Communities, Average Rental Rates increased 3.2% and Economic Occupancy increased 0.1%, resulting in an increase in rental revenue of 3.3%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.5%. Total revenue for Established Communities increased $12,504,000, or 3.3%, to $389,659,000. Operating expenses for Established Communities increased $5,517,000, or 5.1%, to $113,492,000. NOI for Established Communities increased $6,987,000, or 2.6%, to $276,167,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2016 compared to the three months ended December 31, 2015:

Q4 2016 Compared to Q4 2015
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.3%	—%	3.6%	1.7%	14.2%
Metro NY/NJ	2.0%	0.5%	8.6%	(0.2)%	24.1%
Mid-Atlantic	2.4%	(0.3)%	5.0%	1.0%	15.8%
Pacific NW	5.8%	0.9%	8.2%	6.0%	5.3%
No. California	3.0%	0.4%	1.0%	4.1%	20.5%
So. California	5.5%	(0.2)%	4.9%	5.5%	20.1%
Total	3.2%	0.1%	5.1%	2.6%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for Q4 2016, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Year Ended December 31, 2016 Compared to the Prior Year

For the Company, total revenue increased by $189,227,000, or 10.2%, to $2,045,255,000. This increase is primarily due to growth in revenue from Development Communities and stabilized operating communities.

For Established Communities, Average Rental Rates increased 4.4%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 4.3%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.5%. Total revenue for Established Communities increased $63,478,000, or 4.3%, to $1,542,435,000. Operating expenses for Established Communities increased $13,872,000, or 3.1%, to $458,084,000. NOI for Established Communities increased $49,606,000, or 4.8%, to $1,084,351,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2016 compared to the year ended December 31, 2015:

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2016 Compared to Full Year 2015
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	3.6%	(0.2)%	0.6%	4.9%	14.2%
Metro NY/NJ	2.8%	0.1%	5.7%	1.4%	24.3%
Mid-Atlantic	2.0%	(0.3)%	2.2%	1.3%	15.2%
Pacific NW	6.2%	0.1%	6.1%	6.5%	5.3%
No. California	6.9%	(0.2)%	5.7%	7.0%	20.9%
So. California	6.5%	(0.2)%	—%	9.1%	20.1%
Total	4.4%	(0.1)%	3.1%	4.8%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for Full Year 2016, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2016, the Company started the construction of five communities:

•	11 West 61st Street, located in New York, NY;

•	Avalon Belltown Towers, located in Seattle, WA;

•	Avalon Public Market, located in Emeryville, CA;

•	Avalon Teaneck, located in Teaneck, NJ; and

•	AVA Hollywood, located in Hollywood, CA.

These five communities will contain a total of 1,675 apartment homes and 97,000 square feet of retail space when completed, and will be developed for an aggregate estimated Total Capital Cost of $1,325,700,000.

The Company added two Development Rights which, if developed as expected, will contain 612 apartment homes and will be developed for an estimated Total Capital Cost of $233,000,000.

The projected Total Capital Cost of overall Development Rights decreased to $3.0 billion at December 31, 2016 from $3.9 billion at September 30, 2016.

During 2016, the Company:

•	completed the development of eight communities containing an aggregate of 1,715 apartment homes, for a Total Capital Cost of $510,800,000; and

•
commenced the development of nine communities, including one that is being developed within a joint venture, which in the aggregate are expected to contain 2,732 apartment homes and be completed for a Total Capital Cost of $1,588,600,000, including its share of the joint venture.

At December 31, 2016, the Company had 27 communities under construction expected to contain an aggregate of 9,129 apartment homes with an aggregate estimated Total Capital Cost of $3,993,700,000, including its share of joint ventures.

Acquisition Activity

During 2016, the Company acquired five communities containing an aggregate of 1,265 apartment homes and 40,000 square feet of retail space, for an aggregate purchase price of $532,350,000, which includes the assumption of two fixed rate mortgage loans, each secured by a single community, in the aggregate amount of $138,411,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2016, the Company sold two wholly-owned operating communities, Avalon Brandemoor I and II, located in Lynnwood, WA. In the aggregate, the two communities contain 506 apartment homes and were sold for $132,000,000, resulting in a gain in accordance with GAAP of $90,133,000 and an Economic Gain of $67,666,000. These communities generated an Unleveraged IRR of 12.2% over a weighted average investment period of 13.9 years.

During 2016, the Company sold seven wholly-owned operating communities, containing 2,051 apartment homes. These communities were sold for an aggregate sales price of $522,850,000 and a weighted average Initial Year Market Cap Rate of 5.3%, resulting in an aggregate gain in accordance with GAAP of $370,301,000 and an Economic Gain of $257,809,000. The seven communities yielded an Unleveraged IRR of 13.0% over a weighted average investment period of 15.3 years.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Unconsolidated Real Estate Investments

During the three months ended December 31, 2016, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold one community containing 210 apartment homes for a sales price of $61,400,000. The Company's share of the gain in accordance with GAAP was $4,897,000. In conjunction with the disposition, Fund II repaid $29,057,000 of related secured indebtedness in advance of the scheduled maturity date. This resulted in charges for a prepayment penalty and write-off of deferred financing costs, of which the Company’s portion was $98,000, reported as a reduction of joint venture income. Fund II distributed the proceeds from the sale, of which the Company received $14,850,000. The Company’s share of the distribution included $6,600,000 for an incentive distribution, of which $4,538,000 was recognized as income from the Company’s promoted interest in the three months ended December 31, 2016.

During 2016, real estate ventures in which the Company had a direct investment sold five communities containing 1,975 apartment homes for an aggregate sales price of $612,250,000, resulting in an aggregate gain in accordance with GAAP for the Company of $58,069,000. In conjunction with the dispositions, the real estate ventures in which the Company had a direct investment repaid $251,070,000 of related secured indebtedness. This resulted in charges for prepayment penalties and the write-off of deferred financing costs, of which the Company's portion was $3,771,000, reported as a reduction of joint venture income. In conjunction with two of the Fund II dispositions, Fund II distributed the proceeds from the sales, of which the Company received $50,797,000. The Company’s share of the distributions included $11,614,000 for incentive distributions, of which $7,985,000 was recognized as income from the Company’s promoted interest in 2016.

Liquidity and Capital Markets

At December 31, 2016, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $329,977,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the fourth quarter of 2016 was 5.0 times.

During the three months ended December 31, 2016, the Company issued the following unsecured notes in public offerings under its existing shelf registration statement.

•	$300,000,000 principal amount of unsecured notes were issued for net proceeds of approximately $297,117,000. The notes mature in October 2026 and were issued at a 2.90% coupon interest rate.

•	$350,000,000 principal amount of unsecured notes were issued for net proceeds of approximately $345,520,000. The notes mature in October 2046 and were issued at a 3.90% coupon interest rate.

During the three months ended December 31, 2016, the Company repaid $250,000,000 principal amount of its 5.70% coupon unsecured notes in advance of the March 2017 scheduled maturity, recognizing a charge of $4,614,000, consisting of a prepayment penalty of $4,403,000 and the non-cash write-off of deferred financing costs of $211,000.

During 2016, the Company:

•
issued $1,125,000,000 aggregate principal amount of unsecured notes in public offerings under its existing shelf registration statement, for net proceeds of $1,114,388,000 at a weighted average contractual interest rate of 3.23%;

•
repaid $500,000,000 aggregate principal amount of unsecured notes with a weighted average contractual interest rate of 5.73%, recognizing a charge of $4,614,000 for a prepayment penalty and non-cash write-off of deferred financing costs;

•	repaid a $16,212,000 fixed rate secured mortgage note, at par, with an effective interest rate of 3.32% pursuant to its scheduled maturity date; and

•
repaid $134,500,000 of variable rate secured mortgage notes at par in advance of their March 2046 maturity date, recognizing a non-cash charge of $2,461,000 for the write-off of deferred financing costs.

First Quarter 2017 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2017 of $1.42 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 5.2% increase over the Company’s prior quarterly dividend of $1.35 per share. The dividend is payable on April 17, 2017 to common stockholders of record as of March 31, 2017.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

2017 Financial Outlook

The following presents a summary of the Company’s financial outlook for 2017, further details for which are provided on Attachment 14.

For its first quarter and full year 2017 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2017			Full Year 2017
	Low		High	Low		High

Projected EPS	$1.75	-	$1.81	$6.42	-	$6.82
Projected FFO per share	$2.09	-	$2.15	$8.59	-	$8.99
Projected Core FFO per share	$2.06	-	$2.12	$8.44	-	$8.84

(1) See Attachment 15 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the 2017 full year outlook for EPS, FFO per share and Core FFO per share to the

Company's actual results for the full year 2016:

Full Year 2017 Outlook
Comparison to Full Year 2016 Results

	Per Share
	EPS	FFO	Core FFO

2016 per share reported results	$7.52	$8.26	$8.19
Established and Redevelopment Community NOI	0.22	0.22	0.22
Other community NOI	0.74	0.74	0.74
Capital markets and transaction activity	(0.33)	(0.33)	(0.42)
Joint venture income and management fees	0.08	0.08	(0.05)
Expensed acquisition costs, overhead and other	(0.06)	(0.06)	(0.04)
Business interruption and property insurance proceeds, net of impairment	(0.15)	(0.12)	—
Gain on sale of real estate and depreciation expense	(1.40)	—	—
2017 per share outlook (1)	$6.62	$8.79	$8.64

(1) Represents the mid-point of the Company's February 2017 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 5 - 8, 2017. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 2, 2017 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2016 results, the Attachments (described below) and related matters. To participate on the call, dial 888-542-1101 domestically and 719-325-2201 internationally and use conference id: 8296894.

To hear a replay of the call, which will be available from February 2, 2017 at 6:00 PM ET to February 9, 2017 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 8296894. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 2, 2017. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of December 31, 2016, the Company owned or held a direct or indirect ownership interest in 285 apartment communities containing 83,667 apartment homes in 10 states and the District of Columbia, of which 27 communities were under development and four communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay

and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the fire. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2017 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

AVALON
LIVE MODERN
Avalon Hunt Valley
Hunt Valley, MD

AVA Capitol Hill
Seattle, WA

eaves South Coast
Costa Mesa, CA

FOURTH QUARTER 2016

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2016

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Full Year Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs.........................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12
Summary of Disposition Activity.....................................................................................................................................	Attachment 13

Financial Outlook
2017 Financial Outlook.................................................................................................................................................	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 15

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2016
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2016	2015	% Change	2016	2015	% Change
Revenue:
Rental and other income (1)	$516,952	$478,607	8.0%	$2,039,656	$1,846,081	10.5%
Management, development and other fees	1,288	2,233	(42.3)%	5,599	9,947	(43.7)%
Total	518,240	480,840	7.8%	2,045,255	1,856,028	10.2%
Operating expenses:
Direct property operating expenses, excluding property taxes	101,154	91,588	10.4%	406,577	377,317	7.8%
Property taxes	51,326	49,994	2.7%	204,837	193,499	5.9%
Property management and other indirect operating expenses	15,688	15,563	0.8%	67,038	67,060	—%
Total operating expenses	168,168	157,145	7.0%	678,452	637,876	6.4%

Interest expense, net	(49,648)	(42,217)	17.6%	(187,510)	(175,615)	6.8%
(Loss) gain on extinguishment of debt, net	(4,614)	—	100.0%	(7,075)	26,736	N/A
General and administrative expense	(10,428)	(11,508)	(9.4)%	(45,771)	(42,774)	7.0%
Joint venture income (2)	10,184	1,093	831.7%	64,962	70,018	(7.2)%
Investments and investment management	(1,277)	(1,096)	16.5%	(4,822)	(4,370)	10.3%
Expensed acquisition, development and other pursuit costs, net of recoveries	(1,220)	(1,570)	(22.3)%	(9,922)	(6,822)	45.4%
Depreciation expense	(140,020)	(122,259)	14.5%	(531,434)	(477,923)	11.2%
Income tax expense	(210)	(135)	55.6%	(305)	(1,483)	(79.4)%
Casualty and impairment (loss) gain, net (3)	—	(125)	(100.0)%	3,935	10,542	(62.7)%
Gain on sale of communities	90,041	9,474	850.4%	374,623	115,625	224.0%
(Loss) gain on sale of other real estate (4)	(697)	—	(100.0)%	10,224	9,647	6.0%
Net income	242,183	155,352	55.9%	1,033,708	741,733	39.4%

Net loss attributable to noncontrolling interests	52	76	(31.6)%	294	305	(3.6)%
Net income attributable to common stockholders	$242,235	$155,428	55.9%	$1,034,002	$742,038	39.3%

Net income attributable to common stockholders per common share - basic	$1.76	$1.13	55.8%	$7.53	$5.54	35.9%
Net income attributable to common stockholders per common share - diluted	$1.76	$1.13	55.8%	$7.52	$5.51	36.5%

Funds from Operations (5)	$288,080	$270,154	6.6%	$1,135,762	$1,083,085	4.9%
Per common share - diluted	$2.09	$1.97	6.1%	$8.26	$8.05	2.6%

Core FFO (5)	$291,144	$273,122	6.6%	$1,125,341	$1,016,035	10.8%
Per common share - diluted	$2.12	$1.99	6.5%	$8.19	$7.55	8.5%

Dividends declared - common	$185,397	$171,252	8.3%	$741,318	$673,692	10.0%
Per common share	$1.35	$1.25	8.0%	$5.40	$5.00	8.0%

Average shares and participating securities outstanding - basic	137,341,078	136,981,717	0.3%	137,274,820	133,885,758	2.5%
Average shares outstanding - diluted	137,519,045	137,349,671	0.1%	137,461,637	134,593,177	2.1%
Total outstanding common shares and operating partnership units	137,338,404	137,009,531	0.2%	137,338,404	137,009,531	0.2%

(1)	Amount for the year ended December 31, 2016 includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

(2)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest. Refer to Attachment 11 for additional details.

(3)
Amount for the year ended December 31, 2016 includes insurance proceeds net of casualty losses, partially offset by impairment charges for ancillary land parcels. Amount for the year ended December 31, 2015 is primarily composed of insurance proceeds, partially offset by costs from the Edgewater casualty loss.

(4)
Amount for the year ended December 31, 2016 includes a gain of $10,621 for the land contributed by the Company to the AVA North Point joint venture. Amount for the year ended December 31, 2015 includes gain on the sale of air rights and two undeveloped land parcels.

(5)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2016
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2016	2015

Real estate	$18,789,225	$17,151,277
Less accumulated depreciation	(3,743,632)	(3,303,751)

Net operating real estate	15,045,593	13,847,526
Construction in progress, including land	1,882,262	1,592,917
Land held for development	84,293	484,377
Real estate assets held for sale, net	20,846	17,489

Total real estate, net	17,032,994	15,942,309

Cash and cash equivalents	214,994	400,507
Cash in escrow	114,983	104,821
Resident security deposits	32,071	30,077
Investments in unconsolidated real estate entities	175,116	216,919
Other assets	297,113	236,672

Total assets	$17,867,271	$16,931,305

Unsecured notes, net	$4,463,302	$3,845,674
Unsecured credit facility	—	—
Notes payable, net	2,567,578	2,611,274
Resident security deposits	57,023	53,132
Liabilities related to real estate assets held for sale	808	553
Other liabilities	599,378	570,149

Total liabilities	$7,688,089	$7,080,782

Redeemable noncontrolling interests	7,766	9,997
Equity	10,171,416	9,840,526

Total liabilities and equity	$17,867,271	$16,931,305

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2016
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2016	30, 2016	30, 2016	31, 2016	31, 2015

RENTAL REVENUE (2)
Established (3)	54,908	$389,367	$389,854	$383,829	$377,984	$376,785
Other Stabilized (3) (4)	8,179	57,894	52,693	52,000	49,690	44,097
Redevelopment (3)	4,410	36,430	36,527	35,725	35,050	34,966
Development (3)	11,731	32,099	26,625	18,804	12,355	8,492
Total Consolidated Communities	79,228	$515,790	$505,699	$490,358	$475,079	$464,340

OPERATING EXPENSE
Established		$113,492	$117,880	$114,331	$112,381	$107,975
Other Stabilized (4)		17,886	19,078	17,454	15,423	14,472
Redevelopment		10,681	10,439	9,061	9,656	10,071
Development		10,218	9,358	7,267	5,935	4,536
Total Consolidated Communities		$152,277	$156,755	$148,113	$143,395	$137,054

NOI (3)
Established		$276,167	$272,409	$269,801	$265,974	$269,180
Other Stabilized (4) (5)		40,513	34,812	35,091	55,114	30,042
Redevelopment		25,759	26,100	26,676	25,397	24,923
Development		21,909	17,224	11,476	6,275	4,846
Total Consolidated Communities		$364,348	$350,545	$343,044	$352,760	$328,991

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,475	$2,485	$2,439	$2,400	$2,398
Other Stabilized (4)		$2,475	$2,458	$2,431	$2,381	$2,227
Redevelopment		$2,929	$2,935	$2,848	$2,802	$2,788

ECONOMIC OCCUPANCY (6)
Established		95.5%	95.2%	95.5%	95.6%	95.4%
Other Stabilized (4)		94.8%	95.1%	94.9%	95.2%	94.7%
Redevelopment		94.0%	94.1%	94.8%	94.5%	94.8%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		46.6% / 48.0%	67.1% / 69.3%	60.4% / 60.1%	42.3% / 40.7%	48.0% / 44.5%
Current year period YTD / Prior year period YTD		54.1% / 54.6%				54.6% / 52.4%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2016 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	NOI for Q1 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q4 2016 see Attachment 9 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(8)	Redevelopment Communities includes four communities containing 1,671 apartment homes that are currently under active Redevelopment as of December 31, 2016.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q416	$18,350	$10,220	$305
Q316	$19,889	$10,888	$264
Q216	$20,024	$12,212	$186
Q116	$20,609	$11,881	$174
Q415	$20,648	$11,442	$310

REDEVELOPMENT COMMUNITIES (8)

	Total Capital	Remaining
	Cost	to Invest
Q416	$80,700	$31,700

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2016
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q4 16	Q4 15	% Change	Q4 16	Q4 15	% Change	Q4 16	Q4 15	% Change		incl. Redev (4)
New England
Boston, MA	6,460	$2,360	$2,294	2.9%	96.0%	95.8%	0.2%	$43,929	$42,621	3.1%		3.2%
Fairfield-New Haven, CT	2,549	2,307	2,286	0.9%	95.3%	95.9%	(0.6)%	16,814	16,762	0.3%		0.3%
New England Average	9,009	2,345	2,293	2.3%	95.8%	95.8%	0.0%	60,743	59,383	2.3%		2.4%

Metro NY/NJ
New York City, NY	3,176	3,840	3,803	1.0%	96.0%	95.7%	0.3%	35,137	34,677	1.3%		1.3%
New York - Suburban	3,928	2,957	2,891	2.3%	96.0%	95.1%	0.9%	33,458	32,417	3.2%		3.2%
New Jersey	3,980	2,359	2,290	3.0%	95.5%	95.3%	0.2%	26,892	26,065	3.2%		3.6%
Metro NY/NJ Average	11,084	2,995	2,937	2.0%	95.9%	95.4%	0.5%	95,487	93,159	2.5%		2.5%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,146	2,095	2.4%	95.3%	95.6%	(0.3)%	58,764	57,539	2.1%		2.4%
Mid-Atlantic Average	9,575	2,146	2,095	2.4%	95.3%	95.6%	(0.3)%	58,764	57,539	2.1%		2.4%

Pacific Northwest
Seattle, WA	3,221	2,206	2,086	5.8%	95.4%	94.5%	0.9%	20,332	19,055	6.7%		6.7%
Pacific Northwest Average	3,221	2,206	2,086	5.8%	95.4%	94.5%	0.9%	20,332	19,055	6.7%		6.7%

Northern California
San Jose, CA	3,792	2,689	2,592	3.7%	95.1%	95.0%	0.1%	29,084	28,008	3.8%		3.3%
Oakland-East Bay, CA	3,028	2,462	2,366	4.1%	95.3%	94.9%	0.4%	21,318	20,398	4.5%		5.0%
San Francisco, CA	3,167	3,286	3,229	1.8%	95.4%	94.9%	0.5%	29,799	29,141	2.3%		2.3%
Northern California Average	9,987	2,810	2,727	3.0%	95.3%	94.9%	0.4%	80,201	77,547	3.4%		3.4%

Southern California
Los Angeles, CA	8,297	2,184	2,064	5.8%	95.1%	95.6%	(0.5)%	51,686	49,086	5.3%		5.3%
Orange County, CA	2,657	2,076	1,978	5.0%	95.6%	95.2%	0.4%	15,828	15,013	5.4%		5.4%
San Diego, CA	1,078	2,042	1,941	5.2%	95.8%	95.6%	0.2%	6,326	6,003	5.4%		7.0%
Southern California Average	12,032	2,147	2,035	5.5%	95.3%	95.5%	(0.2)%	73,840	70,102	5.3%		5.6%

Average/Total Established	54,908	$2,475	$2,398	3.2%	95.5%	95.4%	0.1%	$389,367	$376,785	3.3%	(3)	3.5%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2015 such that a comparison of Q4 2015 to Q4 2016 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.2% from Q4 2015 to Q4 2016.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities
December 31, 2016
 (unaudited)

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q4 16	Q3 16	% Change	Q4 16	Q3 16	% Change	Q4 16	Q3 16	% Change	incl. Redev (2)
New England
Boston, MA	6,460	$2,360	$2,344	0.7%	96.0%	96.0%	0.0%	$43,929	$43,604	0.7%	0.7%
Fairfield-New Haven, CT	2,549	2,307	2,334	(1.2)%	95.3%	95.0%	0.3%	16,814	16,952	(0.8)%	(0.8)%
New England Average	9,009	2,345	2,341	0.2%	95.8%	95.7%	0.1%	60,743	60,556	0.3%	0.3%

Metro NY/NJ
New York City, NY	3,176	3,840	3,857	(0.4)%	96.0%	95.9%	0.1%	35,137	35,228	(0.3)%	(0.6)%
New York - Suburban	3,928	2,957	2,988	(1.0)%	96.0%	95.4%	0.6%	33,458	33,605	(0.4)%	(0.5)%
New Jersey	3,980	2,359	2,378	(0.8)%	95.5%	95.9%	(0.4)%	26,892	27,224	(1.2)%	(1.0)%
Metro NY/NJ Average	11,084	2,995	3,018	(0.8)%	95.9%	95.7%	0.2%	95,487	96,057	(0.6)%	(0.6)%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,146	2,157	(0.5)%	95.3%	95.0%	0.3%	58,764	58,884	(0.2)%	(0.2)%
Mid-Atlantic Average	9,575	2,146	2,157	(0.5)%	95.3%	95.0%	0.3%	58,764	58,884	(0.2)%	(0.2)%

Pacific Northwest
Seattle, WA	3,221	2,206	2,227	(0.9)%	95.4%	93.5%	1.9%	20,332	20,117	1.1%	1.1%
Pacific Northwest Average	3,221	2,206	2,227	(0.9)%	95.4%	93.5%	1.9%	20,332	20,117	1.1%	1.1%

Northern California
San Jose, CA	3,792	2,689	2,738	(1.8)%	95.1%	94.8%	0.3%	29,084	29,512	(1.5)%	(1.2)%
Oakland-East Bay, CA	3,028	2,462	2,481	(0.8)%	95.3%	94.8%	0.5%	21,318	21,367	(0.2)%	(0.3)%
San Francisco, CA	3,167	3,286	3,323	(1.1)%	95.4%	94.5%	0.9%	29,799	29,823	(0.1)%	(0.1)%
Northern California Average	9,987	2,810	2,845	(1.2)%	95.3%	94.7%	0.6%	80,201	80,702	(0.6)%	(0.6)%

Southern California
Los Angeles, CA	8,297	2,184	2,164	0.9%	95.1%	95.5%	(0.4)%	51,686	51,463	0.4%	0.4%
Orange County, CA	2,657	2,076	2,074	0.1%	95.6%	95.4%	0.2%	15,828	15,773	0.3%	0.3%
San Diego, CA	1,078	2,042	2,038	0.2%	95.8%	95.6%	0.2%	6,326	6,302	0.4%	(0.1)%
Southern California Average	12,032	2,147	2,133	0.7%	95.3%	95.5%	(0.2)%	73,840	73,538	0.4%	0.3%

Average/Total Established	54,908	$2,475	$2,485	(0.4)%	95.5%	95.2%	0.3%	$389,367	$389,854	(0.1)%	(0.2)%

(1)	Reflects the effect of concessions amortized over the average lease term.

(2)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2016
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Full Year 2016	Full Year 2015	% Change	Full Year 2016	Full Year 2015	% Change	Full Year 2016	Full Year 2015	% Change		% Change incl. Redev (4)
New England
Boston, MA	6,460	$2,317	$2,235	3.7%	95.7%	95.7%	0.0%	$171,922	$165,744	3.7%		3.7%
Fairfield-New Haven, CT	2,549	2,305	2,234	3.2%	95.3%	96.0%	(0.7)%	67,216	65,606	2.5%		2.5%
New England Average	9,009	2,314	2,234	3.6%	95.6%	95.8%	(0.2)%	239,138	231,350	3.4%		3.4%

Metro NY/NJ
New York City, NY	3,176	3,821	3,736	2.3%	95.9%	95.6%	0.3%	139,670	136,187	2.6%		2.6%
New York - Suburban	3,928	2,933	2,861	2.5%	95.6%	95.3%	0.3%	132,163	128,520	2.8%		2.9%
New Jersey	3,980	2,332	2,256	3.4%	95.7%	95.8%	(0.1)%	106,614	103,239	3.3%		3.6%
Metro NY/NJ Average	11,084	2,972	2,892	2.8%	95.7%	95.6%	0.1%	378,447	367,946	2.9%		3.0%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,134	2,092	2.0%	95.3%	95.6%	(0.3)%	233,612	229,764	1.7%		1.9%
Mid-Atlantic Average	9,575	2,134	2,092	2.0%	95.3%	95.6%	(0.3)%	233,612	229,764	1.7%		1.9%

Pacific Northwest
Seattle, WA	3,221	2,168	2,041	6.2%	94.9%	94.8%	0.1%	79,533	74,791	6.3%		6.3%
Pacific Northwest Average	3,221	2,168	2,041	6.2%	94.9%	94.8%	0.1%	79,533	74,791	6.3%		6.3%

Northern California
San Jose, CA	3,792	2,675	2,495	7.2%	95.5%	95.5%	0.0%	116,244	108,398	7.2%		6.7%
Oakland-East Bay, CA	3,028	2,431	2,249	8.1%	95.4%	95.4%	0.0%	84,314	78,023	8.1%		8.5%
San Francisco, CA	3,167	3,285	3,101	5.9%	94.8%	95.4%	(0.6)%	118,361	112,398	5.3%		5.3%
Northern California Average	9,987	2,795	2,614	6.9%	95.2%	95.4%	(0.2)%	318,919	298,819	6.7%		6.7%

Southern California
Los Angeles, CA	8,297	2,146	2,009	6.8%	95.7%	96.0%	(0.3)%	204,355	191,855	6.5%		6.5%
Orange County, CA	2,657	2,044	1,936	5.6%	95.6%	95.6%	0.0%	62,300	59,017	5.6%		5.6%
San Diego, CA	1,078	2,012	1,889	6.5%	95.0%	95.3%	(0.3)%	24,730	23,286	6.2%		8.2%
Southern California Average	12,032	2,111	1,982	6.5%	95.6%	95.8%	(0.2)%	291,385	274,158	6.3%		6.6%

Average/Total Established	54,908	$2,450	$2,346	4.4%	95.5%	95.6%	(0.1)%	$1,541,034	$1,476,828	4.3%	(3)	4.5%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2015 such that a comparison of 2015 to 2016 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.2% between years.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2016
(Dollars in thousands)
(unaudited)

	Q4	Q4		Q4 2016 % of	Full Year	Full Year		Full Year 2016 % of
	2016	2015	% Change	Total Opex	2016	2015	% Change	Total Opex

Property taxes (2)	$39,563	$37,943	4.3%	34.9%	$156,191	$149,575	4.4%	34.1%
Payroll	24,273	23,464	3.4%	21.4%	99,961	97,277	2.8%	21.8%
Repairs & maintenance (3)	18,950	17,185	10.3%	16.7%	77,761	74,329	4.6%	17.0%
Office operations (4)	13,341	12,576	6.1%	11.7%	52,437	49,188	6.6%	11.4%
Utilities (5)	10,455	10,128	3.2%	9.2%	43,594	45,506	(4.2)%	9.5%
Insurance	4,195	4,191	0.1%	3.7%	17,256	16,906	2.1%	3.8%
Marketing (6)	2,715	2,488	9.1%	2.4%	10,884	11,431	(4.8)%	2.4%
Total Established Communities Operating Expenses	$113,492	$107,975	5.1%	100.0%	$458,084	$444,212	3.1%	100.0%

(1)
Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses. See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three months and year ended December 31, 2016 over the prior year periods primarily due to increased assessments as well as appeals and supplemental tax reversals in the prior year periods in excess of those recognized in the current year periods.

(3)
Repairs and maintenance increased for the three months and year ended December 31, 2016 over the prior year periods due to increased common area maintenance and amenity costs, and carpet and appliance repair and replacement costs. The increase for the three months ended December 31, 2016 over the prior year period is also due to the timing of various maintenance projects.

(4)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increase for the three months and year ended December 31, 2016 over the prior year periods is primarily due to an increase in bad debt expense. The increase for the year ended December 31, 2016 over the prior year is also due to increased land lease expense, partially offset by a decrease in state franchise taxes.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended December 31, 2016 over the prior year period is primarily due to an increase in trash removal costs and increased gas expense due to higher gas rates, partially offset by a decrease in water and sewer expenses, net of resident reimbursements. The decrease for the year ended December 31, 2016 from the prior year is primarily due to lower energy expense from lower consumption and rates and the Company’s energy efficiency projects, partially offset by an increase in water and sewer expenses, net of resident reimbursements.

(6)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended December 31, 2016 over the prior year period is primarily due to an increase in customer service incentives and internet advertising. The decrease for the year ended December 31, 2016 from the prior year is primarily due to a decrease in customer service incentives related to the severe winter storms in the Company's Northeast markets that occurred during the prior year period, partially offset by an increase in internet advertising.

Attachment 8
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2016
(Dollars in thousands except per home data)
(unaudited)

					Categorization of 2016 Add'l Capitalized Value (3)								2016 Maintenance Expensed Per Home
Current Communities (1)	Apartment Homes (1)	Balance at 12-31-16 (2)	Balance at 12-31-15 (2)	2016 Add'l Capitalized Value	Acquisitions, Construction, Redevelopment & Dispositions (4)		Revenue Generating (5)	Non-Rev Generating		Total	Non-Rev Generating Capex Per Home		Carpet Replacement		Other Maintenance (6)		Total

Established Communities	54,908	$10,599,368	$10,513,692	$85,676	$20,442	(7)	$7,771	$57,463		$85,676	$1,047		$153		$1,984		$2,137
Other Stabilized Communities	8,179	1,857,593	1,431,308	426,285	424,548	(8)	572	1,165		426,285	142		93		1,669		1,762
Total Stabilized Communities	63,087	12,456,961	11,945,000	511,961	444,990		8,343	58,628		511,961	929		145		1,943		2,088

Development Communities (9)	11,731	3,121,818	1,918,706	1,203,112	1,203,112		—	—		1,203,112	—		6		592		598
Dispositions	—	—	232,406	(232,406)	(232,406)		—	—		(232,406)	—		151		1,133		1,284
Redevelopment Communities (9)	4,410	1,064,500	965,358	99,142	99,142		—	—		99,142	—		83		2,368		2,451
Corporate	—	86,958	81,077	5,881	—		—	5,881	(10)	5,881	—		—		—		—
Total	79,228	$16,730,237	$15,142,547	$1,587,690	$1,514,838		$8,343	$64,509		$1,587,690	$740	(11)	$121	(12)	$1,767	(12)	$1,888

(1)	For the purpose of this table, Current Communities and Apartment Homes excludes communities held by unconsolidated real estate joint ventures.

(2)	Total gross fixed assets excluding land.

(3)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(4)	Includes the impact of the write-off of impaired assets and additional capitalized spend related to recognized casualty and impairment loss.

(5)	Represents revenue generating or expense saving expenditures, such as improvements to retail space, or energy and other utility efficiency improvements.

(6)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)	Represents redevelopment that is primarily focused on the exterior and/or common area and therefore is included in the Established Community portfolio and not classified as Redevelopment.

(8)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.

(9)	Represents communities that were under construction/reconstruction during 2016, including communities where construction/reconstruction has been completed.

(10)	Includes capital expenditures associated with enterprise software and hardware costs, as well as leasehold improvements associated with corporate offices.

(11)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(12)	Total 2016 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2016
(unaudited)

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of January 26, 2017			Q4 '16 (1)
Wholly-Owned Communities Under Construction:
	High Rise Communities:
1.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	$456.3	Q3 2013	Q4 2015	Q1 2017	Q3 2017	$3,670	92.4%	78.6%	74.6%	65.9%
2.	Avalon North Station	Boston, MA	503	271.2	Q3 2014	Q4 2016	Q1 2018	Q3 2018	3,575	28.6%	17.7%	12.7%	4.0%
3.	AVA NoMa	Washington, D.C.	438	148.3	Q2 2015	Q2 2017	Q1 2018	Q3 2018	2,535	—	—	—	—
4.	Avalon Sheepshead Bay (2)	Brooklyn, NY	180	86.4	Q3 2015	Q3 2017	Q4 2017	Q2 2018	3,255	—	—	—	—
5.	11 West 61st Street (3)	New York, NY	172	603.7	Q4 2016	Q2 2019	Q4 2019	Q2 2020	10,730	—	—	—	—
6.	Avalon Belltown Towers (3)	Seattle, WA	275	146.9	Q4 2016	Q3 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
	High Rise Subtotal / Weighted Average		2,394	$1,712.8					$3,900

	High Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.3%

	Mid Rise Communities:
1.	Avalon Huntington Beach (3)	Huntington Beach, CA	378	$120.3	Q2 2014	Q1 2016	Q1 2017	Q3 2017	$2,315	93.4%	81.0%	74.6%	63.4%
2.	Avalon Esterra Park (3)	Redmond, WA	482	137.8	Q3 2014	Q1 2016	Q2 2017	Q4 2017	2,240	77.6%	65.1%	59.3%	45.5%
3.	Avalon Quincy	Quincy, MA	395	95.3	Q2 2015	Q2 2016	Q3 2017	Q1 2018	2,260	68.4%	54.7%	50.1%	39.1%
4.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q3 2017	Q1 2018	2,895	61.4%	43.9%	34.3%	18.8%
5.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q3 2016	Q3 2017	Q1 2018	1,815	51.2%	39.2%	29.8%	17.8%
6.	Avalon Newcastle Commons I (3)	Newcastle, WA	378	116.3	Q3 2015	Q4 2016	Q4 2017	Q2 2018	2,245	11.4%	2.9%	2.1%	2.6%
7.	Avalon West Hollywood (3)	West Hollywood, CA	294	153.6	Q2 2014	Q1 2017	Q4 2017	Q2 2018	3,495	12.2%	4.1%	1.7%	0.7%
8.	Avalon Great Neck	Great Neck, NY	191	78.9	Q2 2015	Q2 2017	Q3 2017	Q1 2018	3,570	—	8.9%	—	—
9.	Avalon Maplewood	Maplewood, NJ	235	65.4	Q4 2015	Q2 2017	Q4 2017	Q2 2018	2,270	—	—	—	—
10.	Avalon Rockville Centre II	Rockville Centre, NY	165	57.8	Q4 2015	Q3 2017	Q4 2017	Q2 2018	2,785	—	—	—	—
11.	AVA Wheaton	Wheaton, MD	319	75.6	Q4 2015	Q3 2017	Q2 2018	Q4 2018	1,870	—	—	—	—
12.	Avalon Dogpatch	San Francisco, CA	326	203.4	Q4 2015	Q4 2017	Q3 2018	Q1 2019	4,450	—	—	—	—
13.	Avalon Boonton	Boonton, NJ	350	91.2	Q3 2016	Q2 2019	Q1 2020	Q3 2020	2,390	—	—	—	—
14.	Avalon Public Market	Emeryville, CA	285	139.6	Q4 2016	Q3 2018	Q1 2019	Q3 2019	3,605	—	—	—	—
15.	Avalon Teaneck	Teaneck, NJ	248	70.4	Q4 2016	Q4 2018	Q2 2019	Q4 2019	2,435	—	—	—	—
16.	AVA Hollywood (3)	Hollywood, CA	695	365.1	Q4 2016	Q2 2019	Q2 2020	Q4 2020	3,380	—	—	—	—
	Mid Rise Subtotal / Weighted Average		5,353	$1,940.2					$2,740

	Mid Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.3%

	Garden Communities:
1.	Avalon Laurel	Laurel, MD	344	$72.4	Q2 2015	Q2 2016	Q2 2017	Q4 2017	$1,900	76.7%	62.2%	50.6%	40.6%
2.	Avalon Chino Hills	Chino Hills, CA	331	96.6	Q3 2015	Q4 2016	Q4 2017	Q1 2018	2,255	30.5%	22.1%	16.6%	7.5%
3.	Avalon Easton	Easton, MA	290	64.0	Q1 2016	Q2 2017	Q1 2018	Q3 2018	1,990	—	—	—	—
4.	Avalon Somers	Somers, NY	152	45.1	Q2 2016	Q3 2017	Q1 2018	Q3 2018	2,615	—	—	—	—
	Garden Subtotal / Weighted Average		1,117	$278.1					$2,125

	Garden Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.5%

	Wholly-Owned Total / Weighted Average		8,864	$3,931.1					$2,975

	Wholly-Owned Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.9%

Community Information			Number	Total		Schedule
			of	Capital
			Apt	Cost		Initial
Development Name		Location	Homes	(millions) (1)		Occupancy	Complete
Joint Venture Community Under Construction:
1.	AVA North Point (4)	Cambridge, MA	265	$113.9		Q1 2018	Q4 2018

Asset Cost Basis (millions) (5):
	Total Capital Cost, under construction and completed			$4,020.3
	Total Capital Cost, disbursed to date			(2,635.3)
	Total Capital Cost, remaining to invest			$1,385.0

(1)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
The Company is developing this project with a private development partner. The Company will own the rental portion of the development on floors 3-19 and the partner will own the for-sale condominium portion on floors 20-30 of the development.  Information in this attachment represents only the Company's portion of the project.  The Company is providing a construction loan to the development partner, expected to be $48.8 million, which together with the partner's contributed equity is expected to fund the condominium portion of the project.

(3)
Developments containing at least 10,000 square feet of retail space include 11 West 61st Street (67,000 sf), Avalon Belltown Towers (11,000 sf), Avalon Huntington Beach (10,000 sf), Avalon Esterra Park (17,000 sf), Avalon Newcastle Commons I (15,000 sf), Avalon West Hollywood (32,000 sf), and AVA Hollywood (19,000 sf).

(4)
The Company is developing this project within a joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost reflects the underlying land at the assigned contribution value upon formation of the venture.

(5)
Includes the communities presented on this attachment plus one additional community with 124 apartment homes representing $26.6 million in Total Capital Costs which has completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2016 NOI for these 28 communities was $8.0 million. AVA North Point is included at AVB share based on the GAAP basis for the Joint Venture Owner.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2016.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of December 31, 2016
(unaudited)

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1)
		of Homes	(millions)

Development Rights as of 12/31/2015	32	9,634	$3,418

Q1, Q2, & Q3 2016
Q1, Q2, & Q3 Additions	7	3,360	$1,329
Q1, Q2, & Q3 Construction starts	(4)	(1,057)	(294)
Q1, Q2, & Q3 Adjustments to existing Development Rights	(7)	(2,387)	(581)
Development Rights as of 9/30/2016	28	9,550	$3,872

Q4 2016
Q4 2016 Additions	2	612	$233
Q4 2016 Construction starts	(5)	(1,675)	(1,326)
Q4 2016 Adjustments to existing Development Rights	—	—	249
Development Rights as of 12/31/2016	25	8,487	$3,028

Current Development Rights by Region as of December 31, 2016

New England	6	1,409	$481
Metro NY/NJ	9	4,065	1,396
Mid-Atlantic	2	723	217
Pacific Northwest	3	911	238
Northern California	4	904	458
Southern California	1	475	238
Total	25	8,487	$3,028

(1)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2016.

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2016
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (3) (4)		Disposition Gains and Other Activity (3) (5)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q4	Full Year	Q4	Full Year	Principal	Interest
Investments (1)	Communities	Percentage (2)	Homes	2016	2016	2016	2016	Amount (3)	Rate (6)

AvalonBay Value Added Fund II, L.P. ("Fund II")	3	31.3%	(7) 1,366	$4,197	$23,755	$16,494	$137,376	$128,008	4.44%
U.S. Fund	7	28.6%	1,269	7,053	28,040	—	59,434	274,255	3.43%
Multifamily Partners AC JV LP	3	20.0%	921	4,587	18,049	—	—	162,300	(8) 6.00%
MVP I, LLC	1	25.0%	313	2,764	11,306	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,332	5,438	—	—	23,307	3.40%
Total Unconsolidated Real Estate Investments	15		4,174	$19,933	$86,588	$16,494	$196,810	$690,870	4.19%

(1)
Excludes development joint ventures and Avalon Clarendon, which the Company acquired through a joint venture in May 2016. Full year 2016 NOI excludes $1,962 for Avalon Clarendon for the period it was held in a joint venture from May 2016 to September 2016. In September 2016, the Company and its venture partner established separate legal ownership of the residential and retail components of the mixed-use development, and as a result the Company consolidated Avalon Clarendon, reporting the operating results of the community as part of its consolidated operations beginning in October 2016.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(4)
NOI includes $456 in Q4 2016 from one Fund II community, and $9,553 in the full year 2016 from three Fund II communities and two U.S. Fund communities disposed of during 2016, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(5)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Detailed Operating Information. The Company's portion of income from disposition gains and other activity for Q4 and full year 2016 was $4,897 and $58,069, respectively, and for Q4 and full year 2015 was $2,824 and $46,863, respectively, which included amounts related to legal settlements.

(6)	Represents the weighted average interest rate as of December 31, 2016.

(7)
Upon achievement of a threshold return, the Company has a right to incentive distributions for its promoted interest representing the first 20% of available cash flow. In July 2016, Fund II distributed the proceeds from the sale of Eaves Tustin, of which the Company received $35,947. The Company’s share of the distribution included $5,014 for an incentive distribution, of which $3,447 was recognized as income from the Company’s promoted interest in the full year 2016. In November 2016, Fund II distributed the proceeds from the sale of Eaves Rockville, of which the Company received $14,850. The Company's share of the distribution included $6,600 for an incentive distribution, of which $4,538 was recognized as income from the Company's promoted interest in Q4 and full year 2016.

(8)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2016
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (4)
		Average Interest Rate (2)
Debt Composition	Amount (1)		Principal Amortization and Maturities (1)		Net Debt-to-Core EBITDA
						5.0x
Conventional Debt			2017	$728,030
Long-term, fixed rate	$5,752,312		2018	$94,709	Interest Coverage	6.8x
Long-term, variable rate	389,467		2019	$660,082
Variable rate facility (3)	—		2020	$772,353	Unencumbered NOI	80%
Subtotal, Conventional	6,141,779	3.9%	2021	$581,395

Tax-Exempt Debt
Long-term, fixed rate	116,184
Long-term, variable rate	818,795
Subtotal, Tax-Exempt	934,979	2.7%

Total Debt	$7,076,758	3.7%

DEBT COVENANT COMPLIANCE (4)

Unsecured Line of Credit Covenants	December 31, 2016	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	28.2%	<	60%
Combined EBITDA to Combined Debt Service	5.91x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	20.6%	<	65%
Secured Indebtedness to Capitalization Value (5)	10.1%	<	40%

Unsecured Senior Notes Covenants	December 31, 2016	Requirement

Total Outstanding Indebtedness to Total Assets (6)	36.3%	<	65%
Secured Indebtedness to Total Assets (6)	12.1%	<	40%
Unencumbered Assets to Unsecured Indebtedness	379.7%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.73x	>	1.50x

(1)
Balances outstanding and amounts due at maturity exclude the Company's Unsecured Line of Credit and any associated issuance discount, mark-to-market premiums and deferred financing costs. Debt maturities in 2017 have weighted average effective and contractual interest rates of 3.31% and 6.12%, respectively.

(2)	Rates are as of December 31, 2016 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(3)	Represents amounts outstanding at December 31, 2016 under the Company's $1.5 billion unsecured credit facility.

(4)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended December 31, 2016, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2016
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2)	IRR (2)

2007- 2011:
24 Communities (3) (4) (5)	11.8	$1,324,465	$664,998	$158,213	$506,785	5.4%	14.1%

2012:
4 Communities (6)	13.9	$268,250	$146,311	$50,815	$95,496	5.3%	10.6%

2013:
8 Communities (7)	13.4	$932,800	$278,231	$94,790	$183,441	4.9%	12.8%

2014:
4 Communities (7)	10.9	$296,200	$106,138	$38,367	$67,771	5.0%	12.6%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2016:
7 Communities (8)	15.3	$522,850	$370,301	$112,492	$257,809	5.3%	13.0%

2007 - 2016 Total
50 Communities	12.8	$3,610,065	$1,681,604	$502,128	$1,179,476	5.2%	13.1%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year period.

(2)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
2009 and 2010 GAAP and Economic Gains include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(4)
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

(6)
2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(7)
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

(8)	2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.

Attachment 14
AvalonBay Communities, Inc.
2017 Financial Outlook
As of February 1, 2017
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)				Key Capital Items (5)

	2016 Actual	2017 Projected	Projected Growth (2)	New capital provided from asset sales and capital markets activity		$1,700

EPS	$7.52	$6.42 to $6.82	(12.0)%	Capital used for development and redevelopment activity, including land		$1,150
FFO per share	$8.26	$8.59 to $8.99	6.4%
Core FFO per share	$8.19	$8.44 to $8.84	5.5%	Capital used for debt redemptions and amortization		$825

Assumptions				Projected increase in cash and cash equivalents during 2017*		$75

2017 Growth Assumptions (3) - AvalonBay Markets
Expected job growth			1.7%	* Represents the difference between cash and cash equivalents as of December 31, 2016 of $215 and projected cash and cash equivalents as of December 31, 2017 of $290.
Expected total personal income growth			5.0%
Expected apartment deliveries			2.1%
			2017 Projected	Additional Information
2017 Established Communities assumptions:
Revenue change			2.0% to 3.0%		Apartment Homes	Q4 2016 NOI
Operating expense change			1.5% to 2.5%
Net operating income change			2.0% to 3.5%	Q4 2016 NOI - restated for 2017 segments
Apartment homes			55,098	Established	55,098	$277.7
				Other Stabilized	9,942	53.3
Expensed overhead (4)			$118 to $128	Redevelopment	5,824	29.7
				Development	8,364	3.6
Capitalized interest			$60 to $70	Total consolidated communities	79,228	$364.3

Expected capital cost for Development Communities				2017 Projected NOI - Development		$60 to $70
started in 2017			$900

Expected capital cost for Development Communities
completed in 2017			$1,700

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2016.

(1)
See Attachment 15 for Definitions and Reconciliations of Non-GAAP Financial Measures including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share.

(2)	Projected growth is based on the mid-point of management's expected ranges for 2017.

(3)
Source: AVB Market Research Group, Moody's Analytics, National Association for Business Economics, Axiometrics, Delta Associates and Dupre + Scott. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment stock.

(4)	Includes general and administrative expense, property management and investment overhead.

(5)	2017 data generally represents mid-points of management's expected ranges for 2017.

Attachment 15

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2016
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction and for which a certificate or certificates of occupancy for the entire community has not been received. These communities may be partially complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Attachment 15

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the year ended December 31, 2016 as well as prior years’ activities is presented elsewhere on Attachment 13.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2016 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2015, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 15

	Q4	Q4	Full Year	Full Year
	2016	2015	2016	2015

Net income attributable to common stockholders	$242,235	$155,428	$1,034,002	$742,038
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	140,773	126,824	538,606	486,019
Distributions to noncontrolling interests, including discontinued operations	10	9	41	38
Gain on sale of unconsolidated entities holding previously depreciated real estate	(4,897)	(2,633)	(58,069)	(33,580)
Gain on sale of previously depreciated real estate	(90,041)	(9,474)	(374,623)	(115,625)
Casualty and impairment (recovery) loss, net on real estate (1)(5)	—	—	(4,195)	4,195
FFO attributable to common stockholders	288,080	270,154	1,135,762	1,083,085

Adjusting items:
Joint venture losses (gains) (2)	268	(388)	6,031	(9,059)
Impairment loss on real estate (3)(5)	—	—	10,500	800
Casualty loss (gain), net on real estate (4)(5)	—	125	(10,239)	(15,538)
Business interruption insurance proceeds	(143)	(998)	(20,565)	(1,509)
Lost NOI from casualty losses covered by business interruption insurance (6)	1,786	2,790	7,366	7,862
Loss (gain) on extinguishment of consolidated debt	4,614	—	7,075	(26,736)
Acquisition costs	959	352	3,523	3,806
Severance related costs	(55)	215	852	1,999
Development pursuit and other write-offs	(107)	766	3,662	1,838
Joint venture promote (7)	(4,538)	—	(7,985)	(21,969)
Loss (gain) on sale of other real estate	697	—	(10,224)	(9,647)
Legal settlements	(417)	—	(417)	—
Income taxes	—	106	—	1,103
Core FFO attributable to common stockholders	$291,144	$273,122	$1,125,341	$1,016,035

Average shares outstanding - diluted	137,519,045	137,349,671	137,461,637	134,593,177

Earnings per share - diluted	$1.76	$1.13	$7.52	$5.51
FFO per common share - diluted	$2.09	$1.97	$8.26	$8.05
Core FFO per common share - diluted	$2.12	$1.99	$8.19	$7.55

(1) In 2015, the Company recognized an impairment on depreciable real estate of $4,195 from the severe winter storms that occurred in the Company’s Northeast markets. The Company received insurance proceeds in 2016, net of additional costs incurred, of $5,732 related to the winter storms. $4,195 of this recovery is recognized in full year 2016 as an offset to the loss incurred in the prior year. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain in full year 2016 and is included in the reconciliation of FFO to Core FFO.

(2) Amount for full year 2016 is primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund. Amount for full year 2015 is primarily composed of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts include impairment charges relating to ancillary land parcels.

(4) Amount for full year 2016 includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss, and $1,537 in property damage insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015. Amount for Q4 2015 consists of demolition and additional incident expenses for the Edgewater casualty loss and amount for full year 2015 includes $44,142 of Edgewater insurance proceeds received partially offset by $28,604 for the write-off of real estate and related costs.

(5) Aggregate impact of (i) Casualty and impairment (recovery) loss, net on real estate, (ii) Impairment loss on real estate and (iii) Casualty loss (gain), net on real estate for full year 2016, is a gain of $3,935 as shown on Attachment 1 - Detailed Operating Information.

(6) Amounts relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016.

(7) Amounts for Q4 and full year 2016 are composed of the Company's recognition of its promoted interest in Fund II. Amount for full year 2015 is primarily composed of a joint venture partner's buyout of the Company's promoted interest in future distributions of MVP I, LLC.

Attachment 15

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended December 31, 2016 are as follows (dollars in thousands):

Net income attributable to common stockholders	$242,235
Interest expense, net inclusive of loss on extinguishment of debt, net	54,262
Income tax expense	210
Depreciation expense	140,020
EBITDA	$436,727

NOI from real estate assets sold or held for sale	(167)
Gain on sale of communities	(90,041)
Loss on sale of other real estate	697
Joint venture income	(10,184)
Consolidated EBITDA after disposition activity	$337,032

Lost NOI from casualty losses	1,786
Business interruption insurance proceeds	(143)
Acquisition costs	959
Severance related costs	(55)
Development pursuit and other write-offs	(107)
Legal settlements	(417)
Core EBITDA	$339,055

Interest expense, net	$49,648

Interest Coverage	6.8 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 15

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2016 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,076,758
Cash and cash in escrow	(329,977)
Net debt	$6,746,781

Core EBITDA	$339,055

Core EBITDA, annualized	$1,356,220

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at December 31, 2016 excludes $8,930 of debt discount and $27,768 of deferred financing costs as reflected in unsecured notes, net, and $1,866 of debt premium and $11,046 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of real estate and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 15

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2016	2015	2016	2016	2016	2016	2015
Net income	$242,183	$155,352	$356,329	$197,319	$237,877	$1,033,708	$741,733
Indirect operating expenses, net of corporate income	14,443	13,332	14,946	15,477	16,537	61,403	56,973
Investments and investment management expense	1,277	1,096	1,205	1,194	1,145	4,822	4,370
Expensed acquisition, development and other pursuit costs, net of recoveries	1,220	1,570	3,804	1,436	3,462	9,922	6,822
Interest expense, net	49,648	42,217	47,871	46,581	43,410	187,510	175,615
Loss (gain) on extinguishment of debt, net	4,614	—	—	2,461	—	7,075	(26,736)
General and administrative expense	10,428	11,508	11,928	12,011	11,404	45,771	42,774
Joint venture income	(10,184)	(1,093)	342	(27,151)	(27,969)	(64,962)	(70,018)
Depreciation expense	140,020	122,259	131,729	132,469	127,216	531,434	477,923
Income tax expense	210	135	22	36	37	305	1,483
Casualty and impairment loss (gain), net	—	125	—	(1,732)	(2,202)	(3,935)	(10,542)
Gain on sale of real estate	(89,344)	(9,474)	(212,941)	(31,133)	(51,430)	(384,847)	(125,272)
NOI from real estate assets sold or held for sale (1)	(167)	(8,036)	(4,690)	(5,924)	(6,727)	(17,509)	(34,133)
NOI	$364,348	$328,991	$350,545	$343,044	$352,760	$1,410,697	$1,240,992

Established:
New England	$39,762	$39,090	$38,492	$37,977	$37,438	$153,669	$146,494
Metro NY/NJ	65,949	66,051	65,299	64,970	62,732	258,950	255,335
Mid-Atlantic	41,621	41,210	40,029	40,530	40,063	162,243	160,159
Pacific NW	14,741	13,903	14,502	14,173	14,078	57,494	53,995
No. California	61,800	59,354	61,560	60,850	60,248	244,458	228,502
So. California	52,294	49,572	52,527	51,301	51,415	207,537	190,260
Total Established	276,167	269,180	272,409	269,801	265,974	1,084,351	1,034,745
Other Stabilized (2)	40,513	30,042	34,812	35,091	55,114	165,530	106,508
Development/Redevelopment	47,668	29,769	43,324	38,152	31,672	160,816	99,739
NOI	$364,348	$328,991	$350,545	$343,044	$352,760	$1,410,697	$1,240,992

(1) Represents NOI from real estate assets sold or held for sale that are not otherwise classified as discontinued operations.

(2) NOI for Q1 2016 and Full Year 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at December 31, 2016 that are not otherwise classified as discontinued operations). A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2016	2015	2016	2015

Revenue from real estate assets sold or held for sale	$381	$12,583	$28,430	$55,674
Operating expenses from real estate assets sold or held for sale	(214)	(4,547)	(10,921)	(21,541)
NOI from real estate assets sold or held for sale	$167	$8,036	$17,509	$34,133

Attachment 15

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2016. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year 2017 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q1 2017	$1.75	$1.81
Depreciation (real estate related)	1.01	1.05
Gain on sale of communities	(0.67)	(0.71)
Projected FFO per share (diluted) - Q1 2017	2.09	2.15

Joint venture income, development pursuit and other write-offs and severance related costs	(0.04)	(0.04)
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2017	$2.06	$2.12

Projected EPS (diluted) - Full Year 2017	$6.42	$6.82
Depreciation (real estate related)	4.09	4.29
Gain on sale of communities	(1.92)	(2.12)
Projected FFO per share (diluted) - Full Year 2017	8.59	8.99

Joint venture income, development pursuit and other write-offs and severance related costs	(0.14)	(0.14)
Lost NOI from casualty losses covered by business interruption insurance	0.03	0.03
Gain on extinguishment of consolidated debt	(0.04)	(0.04)
Projected Core FFO per share (diluted) - Full Year 2017	$8.44	$8.84

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 15

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2016	2015	2016	2015

Rental revenue (GAAP basis)	$389,367	$376,785	$1,541,034	$1,476,828
Concessions amortized	415	264	1,139	2,530
Concessions granted	(810)	(280)	(1,776)	(958)

Rental Revenue with Concessions
on a Cash Basis	$388,972	$376,769	$1,540,397	$1,478,400

% change -- GAAP revenue		3.3%		4.3%

% change -- cash revenue		3.2%		4.2%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Attachment 15

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2016 is as follows (dollars in thousands):

Full Year 2016
NOI
NOI for Established Communities	$1,084,351
NOI for Other Stabilized Communities (1)	165,530
NOI for Development/Redevelopment Communities	160,816
NOI from real estate assets sold or held for sale	17,509
Total NOI generated by real estate assets	1,428,206
NOI on encumbered assets	281,142
NOI on unencumbered assets	$1,147,064

Unencumbered NOI	80%

(1) NOI for Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.